Exhibit 23.3

HEALY & BAILLIE, LLP
61 BROADWAY
NEW YORK, NY 10006-2701

TELEPHONE: (212) 943-3980
FAX: (212) 425-0131
www.healy.com

EKATERINI P. SHAW	DIRECT DIAL (212) 709-9200
ESHAW@HEALY.COM	DIRECT FAX (212) 487-0300

November 29, 2004

Re:	International Shipping Enterprises, Inc.
Our Ref. No.031285.0020

Gentlemen:

We hereby consent to being named in the Registration Statement and in the prospectus included therein, in our capacity as counsel for the issurer relating to maritime law.

Very truly yours,

HEALY & BAILLIE, LLP

By:	/s/ EKATERINI P. SHAW
Ekaterini P. Shaw

HEALY & BAILLIE, LLP • CONNECTICUT • TELEPHONE: (203) 354-1360 • FAX: (203) 354-1363
HEALY & BAILLIE • NEW JERSEY • TELEPHONE: (973) 912-8955 • FAX: (973) 912-9767
HEALY & BAILLIE • HONG KONG • TELEPHONE: (852) 2537-8628 • FAX: (852) 2521-9072